LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned, R. Eric McCarthey, does make, constitute and appoint as his or her lawful attorneys-in-fact, jointly and severally, each with full power of substitution, and each with power to act alone, Kathryn A. Lamme and Gerard D. Sowar, whose address is 600 Albany Street, Dayton, Ohio 45408, and Charles F. Hertlein, whose address is 1900 Chemed Center, 255 East Fifth Street, Cincinnati, Ohio 45202, for him or her and stead the full power and authority to sign and file on his or her behalf Forms 3, 4 and 5 and Schedules 13D and/or 13G (and amendments thereto) disclosing his or her stock ownership in The Standard Register Company and/or any and all other documents, forms or schedules relating to his or her stock ownership in The Standard Register Company as required to be filed with the Securities and Exchange Commission and any and all stock exchanges pursuant to the Securities Exchange Act of 1934.

The attorneys-in-fact are hereby authorized to do and perform all and every act and thing whatsoever requisite and necessary to be done in connection with the limited powers granted to him or her hereunder, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power and substitution and revocation; hereby ratifying all that the attorney-in-fact shall do, or cause to be done, by virtue hereof.

IN WITNESS WHEREOF, I have hereunto set my hand as of this 31st day of March, 2008.

/s/R. Eric McCarthey

R. Eric McCarthey